Exhibit 99.9

INSTRUCTIONS FOR PARTICIPANTS IN THE FIRST FEDERAL BANCSHARES OF ARKANSAS, INC. EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN & TRUST

Important Information on the Rights Offering

The following questions and answers have been developed to provide the participants of the First Federal Bancshares of Arkansas, Inc. Employees’ Savings and Profit Sharing Plan & Trust (the “401(k) Plan” or “Plan”) with important information regarding a rights offering by First Federal Bancshares of Arkansas, Inc. (the “Company”) (the “Rights Offering”). Because the 401(k) Plan allows for investment in stock of the Company (“Common Stock”), the Plan participants who hold such Common Stock through the 401(k) Plan are eligible to participate in the Rights Offering along with all other stockholders of the Company. A detailed description of the Rights Offering is provided in the accompanying “offering prospectus” (the “Prospectus”). The following questions and answers are focused specifically on the 401(k) Plan participants and the procedures for participation in the Rights Offering through the Plan. To obtain a complete understanding of the Rights Offering and the procedures to participate in the Rights Offering through the 401(k) Plan, we encourage you to read both the Prospectus and the following questions and answers.

1. What is the Rights Offering?

As described in the Prospectus, the Company is distributing, at no charge, to holders of Common Stock, non-transferable subscription rights to purchase up to 2,908,071 shares of our Common Stock at a price of $3.00 per share in the Rights Offering (each such subscription right, a “Right”). You will receive one Right for each share of Common Stock held by you of record as of 5:00 p.m., Eastern Time, on March 23, 2011(the “Record Date”), after taking into account the 1-for-5 reverse stock split that occurred on [—][—], 2011. Each Right will entitle you to purchase three (3) shares of Common Stock at a subscription price of $3.00 per share (the “Basic Subscription Right”).  If you timely and fully exercise your Basic Subscription Right with respect to all of the Rights you hold, and other Rights holders do not exercise their Basic Subscription Right in full, you will have an oversubscription privilege to subscribe for a portion of shares of Common Stock offered in the Rights Offering, subject to availability and allocation, that were not purchased by other Rights holders (the “Oversubscription Privilege”).  However, your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 4.9% of the Company’s outstanding Common Stock after giving effect to your participation in the Rights Offering and taking into account the holdings of you and your affiliates.

The Rights Offering will expire at 5:00 p.m., Eastern Time, on [•] [•], 2011. However, as a holder of Common Stock through the 401(k) Plan, you must return your 401(k) Plan Participant Election Form (defined below) to the Company by 5:00 p.m., Eastern Time, on [•] [•], 2011, which is the fifth business day prior to the Expiration Date ([•] [•], 2011). You may return the form via hand delivery, mail or overnight courier. Please note we have included a return envelope for your use.  If your 401(k) Plan Participant Election Form is not received by the Company by 5:00 p.m., Eastern Time, on [•] [•], 2011, the Plan Trustee WILL NOT exercise any Rights on your behalf.

2. Can I participate in the Rights Offering?

If, as of the Record Date, you held shares of Common Stock through the 401(k) Plan you will be entitled to participate in the Rights Offering.

3. How will I know how many shares of Common Stock I owned as of the Record Date?

You should have received with this letter a statement from the Company’s subscription agent, Registrar and Transfer Company, showing the number of shares that you held on the Record Date. You may also retrieve the number of shares you held through the 401(k) Plan on the Record Date by contacting the Company.

4. Will I also receive Rights for the shares of Common Stock that I own outside the 401(k) Plan?

Yes, you will also receive Rights for any shares of Common Stock that you owned on the Record Date outside of the 401(k) Plan. You will receive separate instructions for exercising the Rights issued with respect to the shares of Common Stock that you owned outside the 401(k) Plan as of the Record Date. This document only describes the procedures for exercising the Rights issued on the shares of Common Stock that you hold through the 401(k) Plan as of the Record Date.

5. How many shares of Common Stock will I be able to purchase in the Rights Offering through the 401(k) Plan?

As described in the Prospectus, for each share of Common Stock that you own as of the Record Date, including those you hold through the 401(k) Plan, you will receive, at no charge, one Right. Please note that each Basic Subscription Right and the Oversubscription Privilege may be exercised only for whole shares of Common Stock.  Each whole Basic Subscription Right will entitle you to purchase three (3) shares of Common Stock at a subscription price equal to $3.00 per share. For example, if you held 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would receive 100 Rights, which would entitle you to purchase 300 shares of Common Stock for $3.00 per share pursuant to your Basic Subscription Rights.

As described above and in the Prospectus, if you timely and fully exercise your Basic Subscription Right with respect to all of the Rights you hold, and other Rights holders do not exercise their Basic Subscription Right in full, you may also choose to exercise your Oversubscription Privilege by purchasing a portion of any whole shares that other Rights holders do not purchase through their Basic Subscription Rights.  You should indicate on your 401(k) Plan Participant Election Form how many additional shares you would like to purchase pursuant to your Oversubscription Privilege.  If oversubscription requests exceed the number of shares available, the Company will allocate the available shares pro rata among the Rights holders exercising the Oversubscription Privilege in proportion to the number of shares of Common Stock each of those Rights holders owned on the Record Date, relative to the number of shares of Common Stock owned on the Record Date by all Rights holders exercising the Oversubscription Privilege.  In the event that fractional shares of Common Stock result from the application of the oversubscription allocation formula to oversubscription requests, then such fractional shares will be eliminated by rounding down to the nearest whole share, with the total exercise price being adjusted accordingly.  Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Your ability to purchase Common Stock in the Rights Offering is subject to an overall beneficial ownership limitation of 4.9% of our outstanding Common Stock after giving effect to your participation in the Rights Offering and taking into account the holdings of you and your affiliates.

Notwithstanding the 401(k) Plan Participant Election Form received by the Company from you regarding the exercise of your Rights with respect to shares of Common Stock held through the 401(k) Plan, no Rights held by the 401(k) Plan will be exercised if the per share public trading price of the Company’s Common Stock is not greater than or equal to the subscription price on [•] [•], 2011.

6. Where will the money come from to pay of the Common Stock I elect to purchase by exercising the Rights attributable to my 401(k) Plan account?

If you decide to exercise some or all of the Rights in your 401(k) Plan account, you must ensure that the amount allocated in your 401(k) Plan Participant Election Form (as defined below) for purposes of exercising your Rights is adequate to satisfy the subscription payment based upon the number of Rights you are exercising.  Your selected investments will be liquidated in the amount specified in your 401(k) Plan Participant Election Form on or about [•] [•], 2011, and cash equal to the necessary subscription payment amount will be transferred to the “First Federal Bancshares of Arkansas, Inc. Rights Fund” (the “401(k) Plan Rights Fund”), which has been established in anticipation of the Rights Offering.  On or about [•] [•], 2011, the 401(k) Plan Rights Fund will be liquidated and cash equal to the necessary subscription payment will be transferred to the subscription agent.  However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their Rights with respect to shares of Common Stock held through the 401(k) Plan, no

Rights held by the 401(k) Plan will be exercised if the per share public trading price of our Common Stock is not greater than or equal to the subscription price on [•] [•], 2011.

Notwithstanding your election to exercise all of your Rights, the 401(k) Plan Trustee, Reliance Trust Company, will be directed to exercise that number of Rights and purchase only the number of shares of Common Stock that can be acquired with the money generated by liquidating the 401(k) Plan Rights Fund in your 401(k) Plan account. If the value of the 401(k) Plan Rights Fund in your 401(k) Plan account does not equal or exceed the purchase price of the shares of Common Stock that you have elected to purchase in the Rights Offering, none of the Rights held by your 401(k) Plan account will be exercised for shares of Common Stock and you will be deemed not to have exercised your Rights with regard to any shares held in your 401(k) Plan account.

7. How can I exercise the Rights issued on the shares of Common Stock in the 401(k) Plan?

Along with this document, you have received various solicitation materials, including the Prospectus, from Registrar and Transfer Company regarding the Rights Offering with respect to the shares of Common Stock you hold through the 401(k) Plan. (You will receive separate mailings of materials from Registrar and Transfer Company for any Rights issued on shares of Common Stock you own outside the Plan.) These Rights Offering materials will also include an exercise election form (the “401(k) Plan Participant Election Form”). To participate in the Rights Offering, you must indicate on the 401(k) Plan Participant Election Form the number of Basic Subscriptions Rights you wish to exercise, and if you fully exercise your Basic Subscription Rights, the number of additional shares of Common Stock you would like to purchase pursuant to your Oversubscription Privilege.  In addition, you must indicate on the 401(k) Plan Participant Election Form which funds (and in what amounts) in your 401(k) Plan account you want liquidated in order to exercise the Rights.

To exercise the Rights that were issued in respect of the shares of Common Stock that you hold through the 401(k) Plan, you must return your 401(k) Plan Participant Election Form by 5:00 p.m., Eastern Time, on [•] [•], 2011, which is the fifth business day prior to the Expiration Date ([•] [•], 2011). On the 401(k) Plan Participant Election Form, you must complete the following:

1)                                 Affirm your intention to exercise the Rights that were issued in respect of the shares of Common Stock that you hold through the 401(k) Plan.

2)                                 Authorize the liquidation of funds in your account by directing the Plan Trustee as provided in the 401(k) Plan Participant Election Form. You may only pay for the exercise of your Rights through the liquidation of other funds held by your 401(k) Plan. Please do not send payment by cash or check directly to Registrar and Transfer Company, the Company, the Plan Trustee, or any other party.

3)                                      Affirming that, among other things, after giving effect to your participation in the Rights Offering, both with respect to the Rights you receive based upon Common Stock you own through the 401(k) Plan as well as those Rights received based upon Common Stock owned outside of the 401(k) Plan, and after taking into account the holdings of our affiliates, your overall beneficial ownership of our Common Stock will not exceed 4.9% of our outstanding Common Stock.

8. How will I know if the purchasing transaction was successful?

The Subscription Agent will close the solicitation window on [•] [•], 2011 and prepare the final results tabulation. The Plan Trustee will liquidate funds as shown on the 401(k) Plan Participant Election Form and place the cash into the 401(k) Plan Rights Fund. For participants who elected to exercise but do not have enough cash available through the liquidation of the fund or funds they selected on their 401(k) Plan Participant Election Form to cover the exercise, the Plan Trustee will not honor the request and the 401(k) Plan Participant Election Form will be voided. The Plan Trustee is required to deliver the necessary funds to the Subscription Agent by 5:00 p.m., Eastern Time, on [•] [•], 2011. That is why it is critical that you submit your 401(k) Plan Participant Election Form to the Company by 5:00 p.m., Eastern Time, on [•] [•], 2011, to allow the necessary time for processing. Any 401(k) Plan Participant Election Forms received by the Company after 5:00 p.m., Eastern Time, on [•] [•], 2011 will be voided and the election requests will not be honored. Participants may confirm that their Rights were exercised by contacting the Company.

9. How long do I have to exercise the Rights?

You will be able to exercise your Rights during the period beginning on the date you receive your 401(k) Plan Participant Election Form from the Subscription Agent until 5:00 p.m., Eastern Time, on [•] [•], 2011.

10. What happens after the expiration of the Rights Offering?

At 5:00 p.m., Eastern Time, on [•] [•], 2011, the Rights issued in the Rights Offering will expire and you will not have further rights under them. On the Expiration Date ([•] [•], 2011), the Subscription Agent will perform the stock exercises based on the prescribed formula. Trades will take place as normal stock transactions. Once the Rights have been exercised and the shares of Common Stock are placed in your 401(k) Plan accounts, you will be able to sell the shares of Common Stock acquired in the Rights Offering according to the procedures adopted by the 401(k) Plan for changing investments.

Clean up residual balances: Participants who directed the Plan Trustee to liquidate an amount of their 401(k) Plan account that exceeds the amount required to exercise their Rights, as directed in the 401(k) Plan Participant Election Form, will have their dollars re-allocated to various investment funds based on the participant’s current investment election on file.

Important Contact Information

Tommy W. Richardson, Corporate Secretary

First Federal Bancshares of Arkansas, Inc.

1401 Highway 62-65 North

P.O. Box 550

Harrison, Arkansas 72602

(870) 741-7641